News Release

                    FOR IMMEDIATE RELEASE                                                                                                                     CONTACT
                    April 6, 2009                                                                                                                   Craig Renner
                         301-843-8600

ACPT ENTERS DEFINITIVE AGREEMENT TO SELL PUERTO RICO APARTMENTS

ST. CHARLES, MD.—American Community Properties Trust (ACPT) (the "Company") (NYSE Amex: APO) announced today that it has reached an agreement to sell its general and limited partnership interests in its Puerto Rico apartment properties to Partners Business Equities, LLC ("PBE") and its associates for $14.3 million. The Company expects to settle the transaction during the third quarter of 2009.
PBE is a related party that has been formed by members of the management team of Interstate General Properties (IGP), the Company’s Puerto Rico subsidiary, to acquire the apartment properties. The sale includes the general partnership interest in nine partnerships which own twelve properties with 2,653 apartments in Puerto Rico and all the Section 8 affordable housing management contracts held by IGP.  The transaction is subject to a due diligence period, approval from the U.S. Department of Housing and Urban Development ("HUD") and approval from certain limited partners, as well as securing certain financing by PBE.
Steve Griessel, Chief Executive Officer, said the sale was representative of the Company’s efforts to generate free cash flow and strengthen the Company’s balance sheet by strategically divesting certain assets. "The sale also represents a significant positive step toward fully capitalizing our two lines of business, operating real estate and land development, so they are able to operate independently," said Mr. Griessel. "This is a win-win transaction for our Company, and for the members of our Puerto Rico management team that will purchase these partnership interests."
Mr. Griessel also said the sale is a continuation of measures taken by the Company, including a flattening of the management structure, a reduction in force, and additional lot sales agreements with homebuilders, taken since October 2008 to generate free cash flow and streamline the Company’s overall operations. "We have taken proactive and needed steps in a difficult real estate environment that, we believe, will leave the Company well positioned to take advantage of future opportunities," said Mr. Griessel.
ACPT is a diversified real estate organization with operations in Maryland and Puerto Rico, is currently listed on the NYSE Amex Exchange under the symbol “APO.”
For more information about ACPT, visit www.acptrust.com. For more information about the planned community of St. Charles, visit www.stcharlesmd.com.